                                                                   Exhibit 10.18

          Amended and Restated Revolving Credit and Security Agreement

                                     between

                       TRANSACT TECHNOLOGIES INCORPORATED

                                   "Borrower"

                                       and

                               TD BANKNORTH, N.A.

                                    "Lender"

                            Dated: November 28, 2006

          AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT

     THIS Amended and Restated Revolving Credit and Security Agreement (the "Agreement"), dated as of November 28, 2006 is made by and between TransAct Technologies Incorporated, a Delaware corporation ("Borrower") and TD Banknorth, N.A., a national banking association ("Lender").

                                   WITNESSETH:

     In consideration of the premises and of the mutual covenants herein contained and to induce Lender to extend credit to Borrower, the parties agree as follows:

1 Definitions. Capitalized terms that are not otherwise defined herein shall have the meanings set forth in Exhibit 1 hereto.

2 The Loan.

     2.1 Amendment and Restatement of Prior Agreement. This Agreement amends and restates in its entirety that certain Revolving Credit, Equipment Loan and Security Agreement by and between Borrower and Lender dated August 6, 2003 (as amended from time to time the "Prior Agreement"). Borrower reaffirms that all of the Indebtedness outstanding as of the date hereof under the Prior Agreement shall continue to be Indebtedness under this Agreement. The Amended and Restated Revolving Credit Note executed this date amends and restates the Revolving Credit Note under the Prior Agreement and reaffirms all of the Indebtedness evidenced by such Revolving Credit Note. The grant of a security interest hereunder is an affirmation of the security interest granted by Borrower under the Prior Agreement.

     2.2 Revolving Credit Loan. Lender agrees, on the terms and conditions set forth in this Agreement to make Revolving Credit Loans to Borrower from time to time during the Revolving Credit Period, provided that no Default or Event of Default has occurred and is continuing, in amounts such that the aggregate principal amount of Revolving Credit Loans and the face amount of any Letters of Credit at any one time outstanding will not exceed the Maximum Loan Amount or as to any Revolving Credit Loan used to fund Permitted Acquisitions will not exceed $7,500,000.00 in the aggregate during the Revolving Credit Period. Within the foregoing limit, Borrower may borrow, prepay and reborrow Revolving Credit Loans at any time during the Revolving Credit Period.

     2.3 Amended and Restated Revolving Credit Note. The Revolving Credit Loans shall be evidenced by a promissory note in the face amount of the Maximum Loan Amount and dated the date hereof and in the form appended here to as Exhibit 2 (the "Amended and Restated Revolving Credit Note") and shall be payable in accordance with the terms of the Amended and Restated Revolving Credit Note and this Agreement.

     2.4 Requesting Interest Rate.

          (a) Each Revolving Credit Loan shall be a Prime Rate Borrowing if made through any controlled disbursement or similar account maintained by Borrower with Lender or a LIBOR Borrowing if Borrower so requests in compliance with the provisions of this Agreement. Borrower must request at least two Business Days prior to the end of any Interest Period that a LIBOR Borrowing be continued as a LIBOR Borrowing (in accordance with the provisions hereof) otherwise such LIBOR Borrowing will be continued as a Prime Rate Borrowing.

          (b) Each LIBOR Borrowing or continuation of any LIBOR Borrowing shall be in an amount at least equal to $100,000 or any greater multiple of $50,000. There shall not at any time be more than a total of four (4) LIBOR Borrowings outstanding for all Loans at any time.

          (c) Borrower may request a LIBOR Borrowing or continuation of a LIBOR Borrowing not later than 11:00 a.m. Eastern Standard or Daylight Savings time, as applicable, two Business Days before the date of the proposed LIBOR Borrowing or continuation. Each request for a LIBOR Borrowing shall set forth the requested Interest Period and shall be irrevocable.

     2.5 Revolving Credit Loans.

          (a) Lender, in its discretion, may require from Borrower a signed written request for a Revolving Credit Loan in form satisfactory to Lender, which request shall (i) be delivered to Lender no later than 12:00 noon (local Eastern Standard or Eastern Daylight Savings Time as applicable) on the date of the requested Revolving Credit Loan if a Prime Rate Borrowing and as provided in
Section 2.4 if a LIBOR Borrowing, and (ii) specify the date (which shall be a Business Day) and the amount of the proposed Revolving Credit Loan and (iii) provide such other information as Lender may require. Lender's acceptance of such a request shall be indicated by its making the Revolving Credit Loan requested.

          (b) Notwithstanding the foregoing, Lender may, in its sole and absolute discretion, make or permit to remain outstanding Revolving Credit Loans in excess of the original maximum principal amount of the Amended and Restated Revolving Credit Note, and all such amounts shall (i) be part of the Indebtedness evidenced by the Amended and Restated Revolving Credit Note, (ii) bear interest as provided herein, (iii) be payable upon demand by Lender, and
(iv) be entitled to all rights and security as provided under the Loan
Documents.

          (c) Revolving Credit Loans may be repaid and reborrowed during the Revolving Credit Period.

          (d) Borrower will maintain all of its primary deposit accounts with Lender, provided that Borrower may continue to utilize a deposit account with Tompkins County Trust in Ithaca, New York.

     2.6 Letter of Credit. Lender in its sole discretion may issue letters of credit or bankers' acceptances (collectively "Letter of Credit") upon terms and conditions satisfactory to Lender.

     2.7 Repayment of Loans.

          (a) The Revolving Credit Loans shall mature, and the principal amount thereof and all interest, fees, expenses and other amounts payable under the Loan Documents shall be due and payable on the last day of the Revolving Credit Period unless extended in writing by Lender in its sole discretion.

          (b) Borrower shall pay interest on the aggregate unpaid principal balance of each LIBOR Borrowing from the date of each such Loan through and including the last day of the Interest Period chosen by Borrower with respect to such LIBOR Borrowing or any continuation thereof as provided in Section 2.4 and shall pay all interest accrued but unpaid at the option of Lender (i) on the first day of each month, (ii) monthly from the date the LIBOR Borrowing is made or (iii) on the last day of the applicable Interest Period. Accrued and unpaid interest on all Prime Rate Borrowings shall be due and payable on the first day of each calendar month.

          (c) Lender may debit any deposit account of Borrower with Lender or make Revolving Credit Loans to Borrower (whether or not in excess of the lesser of the Maximum Loan Amount) and apply such amounts to the payment of interest, fees, expenses and other amounts to which Lender may be entitled from time to time under any Indebtedness due Lender and Lender is hereby irrevocably authorized to do so without the consent of Borrower.

          (d) Borrower shall make each payment of principal of and interest on the Loan and fees hereunder not later than 12:00 noon (Eastern Standard or Eastern Daylight Savings Time as applicable) on the date when due, without set off, counterclaim or other deduction, in immediately available funds to Lender at its address referred to in Section 10.6. Whenever any payment of principal of, or interest on, the Loans or of fees shall be due on a day, which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

          (e) Regardless of the term of any Loan, all Loans shall be due and payable if any Loan is not paid when due.

     2.8 Overdue Amounts. Any payments not made as and when due shall bear interest from the date due until paid at the Default Rate, in Lender's discretion.

     2.9 Fees.

          (a) Borrower shall pay to Lender a non-refundable facility fee in the amount of $27,000.00 on the date of this Agreement.

          (b) Borrower shall pay to Lender a unused facility fee for each day at a rate per annum equal to the product of (i) one-quarter of one percent divided by 360 multiplied by (ii) the difference between (A) the Maximum Loan Amount and
(B) the aggregate outstanding amount of the Revolving Credit Loans on such day, payable monthly on the first day of each calendar month with respect to the immediately preceding month.

     2.10 Statement of Account. Lender will provide Borrower with a statement of account on a monthly basis, such statement will be presumed complete and accurate and will be definitive and binding on Borrower, unless objected to with specificity by Borrower in writing within forty-five (45) days after receipt.

     2.11 Interest Rate.

          (a) The Revolving Credit Loans comprising each Prime Rate Borrowing shall bear interest at a rate per annum equal to the Prime Rate minus 1.00% per annum as adjusted from time to time.

          (b) The Revolving Credit Loans comprising each LIBOR Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such LIBOR Borrowing plus the Applicable Margin as adjusted from time to time.

          (c) If prior to the commencement of any Interest Period for a LIBOR Borrowing Lender determines (which determination shall be conclusive absent manifest error):

          (d) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or that, due to changes in circumstances, the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to Lender of making or maintaining their Loans included in such LIBOR Borrowing for such Interest Period; then Lender shall give notice thereof to Borrower by telephone or telecopy as promptly as practicable thereafter and such Loan shall be made as a Prime Rate Borrowing.

          (e) All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Prime Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by Lender and such determination shall be conclusive absent manifest error.

     2.12 Increased Costs.

          (a) Increased Costs Generally. If any Change in Law shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any LIBOR Borrowing (or of maintaining its obligation to make any such Loan) then, upon request of Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

          (b) Capital Requirements. If Lender reasonably determines that any Change in Law affecting Lender or any lending office of such Lender or such Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on Lender's capital or on the capital of Lender's holding company, if any, as a consequence of this Agreement, the commitments of Lender hereunder or the Loans made by Lender to a level below that which Lender or Lender's holding company could have achieved but for such Change in Law (taking into consideration Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate such Lender or Lender's holding company for any such reduction suffered.

          (c) Certificates for Reimbursement. A certificate of Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section setting forth in reasonable detail the basis for such claim and a calculation of the amount payable to the Lender and delivered to Borrower shall be conclusive. so long as it reflects a reasonable basis for the calculation of the amounts set forth therein and does not contain any manifest error. Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          (d) Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender's right to demand such compensation, provided that Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that Lender, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

     2.13 Break Funding Payment. In the event of (i) the payment of any principal of any LIBOR Borrowing other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any LIBOR Borrowing other than on the last day of the Interest Period applicable thereto, or (iii) the failure to borrow, convert, continue or prepay any LIBOR Borrowing on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable and is revoked in accordance herewith) then, in any such event, Borrower shall compensate Lender for the loss, cost and expense attributable to such event, including the LIBOR Yield Maintenance Fee.

     2.14 Mandatory Prepayments.

          (a) Sale, Damage, Destruction, etc. If Borrower sells any Equipment, or if any of the Collateral is damaged, destroyed or taken by condemnation, Borrower shall pay to Lender, unless otherwise specifically provided herein or otherwise agreed to by Lender, as and when received by Borrower and as a mandatory prepayment of the Loans, to be applied to the Revolving Credit Loans, subject to Borrower's ability to reborrow Revolving Credit Loans in accordance with the terms hereof (or, at Lender's option, such of the other Indebtedness of Borrower as Lender may elect), a sum equal to the net proceeds received by Borrower from (i) such sale or (ii) such damage, destruction or condemnation, provided, however, that without Lender's consent, unless and until an Event of Default has occurred and is continuing:

               (i) obsolete or worn out Equipment may be sold or otherwise disposed of by Borrower and the proceeds thereof may be retained by Borrower, so long as the fair market value of any such Equipment sold or otherwise disposed of in any single transaction is less than $100,000, and the fair market value, in the aggregate, of all such Equipment sold or otherwise disposed of by Borrower during any twelve-month period is less than $100,000; and

               (ii) proceeds of Collateral arising from the damage, destruction or condemnation thereof may be retained by Borrower and used by Borrower to repair, restore or replace such Collateral, as the case may be, so long as the fair market value of any such Collateral damaged, destroyed or condemned in any single incident is less than $100,000 and the fair market value, in the aggregate, of all such Collateral owned by Borrower and damaged, destroyed or condemned during any twelve-month period is less than $100,000.

3 Conditions Precedent to Borrowing. Prior to making any Loan, the following conditions shall have been satisfied, in the sole opinion of Lender and its counsel:

     3.1 Conditions Precedent to Initial Advance. In addition to any other requirement set forth in this Agreement, Lender will not make the initial Loan unless and until the following conditions shall have been satisfied:

          (a) Loan Documents. Borrower and each other party to any Loan Document, as applicable, shall have executed and delivered this Agreement, the Amended and Restated Revolving Credit Note and other required Loan Documents, all in form and substance satisfactory to Lender.

          (b) Supporting Documents. Borrower shall cause to be delivered to Lender the following documents:

               (i) A copy of the governing instruments of Borrower and each Subsidiary, and a good standing certificate of Borrower and each Subsidiary, certified by the appropriate official of its state of incorporation;

               (ii) Incumbency certificate and certified resolutions of the board of directors (or other appropriate Persons) of Borrower and each other Person executing any Loan Documents, signed by the Secretary or another authorized officer of

               Borrower or such other Person, authorizing the execution, delivery and performance of the Loan Documents;

               (iii) The legal opinion of Borrower's legal counsel addressed to Lender regarding such matters as Lender and its counsel may reasonably request;

               (iv) Satisfactory evidence of payment of all fees due and reimbursement of all costs incurred by Lender, and evidence of payment to other parties of all fees or costs which Borrower is required to pay under this Agreement;

               (v) UCC searches and other Lien searches showing no existing security interests in or Liens on the Collateral other than Permitted Liens or Liens to be terminated upon funding of the initial Loan and for which Lender has a satisfactory payoff letter;

               (vi) An Affirmation of Guaranty from each of the Guarantors;

               (vii) Fully executed and completed certificate in the form appended hereto as Exhibit 3 (the "Perfection Certificate");

               (viii) Intellectual Property Security Agreement as to any Intellectual Property identified in the revised Perfection Certificate;

               (ix) All material contracts not yet delivered to the Lender, including the GTECH Contract and any of the following, which if cancelled or violated would have a Material Adverse Effect on Borrower including by way of example (a) leases, (b) union contracts, (c) labor contracts, (d) vendor supply contracts,
               (e)license agreements, and (f) distributorship agreements; and

               (x) The Transact UK Pledge Agreement duly executed and original share certificate for 65% of the issued and outstanding shares of Transact UK.

          (c) Insurance. Borrower shall have delivered to Lender satisfactory evidence of insurance meeting the requirements of Section 5.3.

          (d) Perfection of Liens. UCC-1 financing statements shall duly have been recorded or filed in the manner and places required by law to establish, preserve, protect and perfect the interests and rights created or intended to be created by the security interest granted hereunder; and all taxes, fees and other charges in connection with the execution, delivery and filing of the financing statements shall duly have been paid.

          (e) Lien Waiver. Lender has received certain Lien Waivers as provided on the Perfection Certificate and Borrower shall use best efforts to obtain all additional Lien Waivers from (i) all lessors of real property to Borrower or in which Collateral is located and (ii) all processors and vendors agreed to by Borrower and Lender for which the Borrower has not yet received such Lien Waiver and which are listed on the Perfection Certificate.

          (f) Additional Documents. Borrower shall have delivered to Lender all additional opinions, documents, certificates and other assurances that Lender or its counsel may require.

     3.2 Conditions Precedent to Each Advance. The following conditions, in addition to any other requirements set forth in this Agreement, shall have been met or performed by the requested date for any Revolving Credit Loan (whether or not a written request is required) shall be deemed to be a representation that all such conditions have been satisfied:

          (a) No Default. No Default shall have occurred and be continuing or would occur upon the making of the Revolving Credit Loan in question.

          (b) Correctness of Representations. All representations and warranties made by Borrower herein or otherwise in writing in connection herewith shall be true and correct in all material respects with the same effect as though the representations and warranties had been made on and as of the proposed date for the Revolving Credit Loan except to the extent that such representations relate to a specific date or prior event.

          (c) Limitations Not Exceeded. The proposed Revolving Credit Loan shall not cause the outstanding principal balance of the Revolving Credit Loans to exceed the Maximum Loan Amount.

          (d) Further Assurances. Borrower shall have delivered such further documentation or assurances as Lender may reasonably require.

4 Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loans provided for herein, Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of the Loan Documents. Unless otherwise specified, such representations and warranties shall be deemed made as of the date hereof and as of each date Borrower requests a Revolving Credit Loan:

     4.1 Valid Existence and Power. Borrower and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified or licensed to transact business in all places where the failure to be so qualified would have a Material Adverse Effect on it. Each of Borrower and each other Person which is a party to any Loan Document (other than Lender) has the power to make and perform the Loan Documents executed by it and all such instruments will constitute the legal, valid and binding obligations of such Person, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors' rights generally.

     4.2 Authority. The execution, delivery and performance thereof by Borrower and each other Person (other than Lender) executing any Loan Document have been duly authorized by all necessary action of such Person, and do not and will not violate any provision of law or regulation, or any writ, order or decree of any court or governmental or regulatory authority or agency or any provision of the governing instruments of such Person, and, except as set forth on Schedule 4.2, do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound or affected.

     4.3 Financial Condition. Other than as disclosed in financial statements delivered on or prior to the date hereof to Lender, neither Borrower nor any Subsidiary has any direct or contingent obligations or liabilities (including any guarantees or leases) or any material unrealized or anticipated losses from any commitments of such Person except as described on Schedule 4.3 (if any). All such financial statements have been prepared in accordance with GAAP (other than the absence of footnotes and subject to year end adjustment, as to interim statements) and fairly present the financial condition of Borrower or Subsidiary, as the case may be, as of the date thereof. Borrower is Solvent, and after consummation of the transactions set forth in this Agreement and the other Loan documents, Borrower will be Solvent.

     4.4 Litigation. Except as disclosed on Schedules 4.4 and 4.14 (if any), there are no suits or proceedings pending, or to the knowledge of Borrower threatened, before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against or affecting Borrower or any Subsidiary, or their assets, which if adversely determined would have a Material Adverse Effect on Borrower or such Subsidiary.

     4.5 Agreements, Etc. Neither Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any court order, governmental decree or any charter or other corporate restriction, adversely affecting its business, assets, operations or condition (financial or otherwise), and except as set forth on Schedule 4.5 (if any), no such Person is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument to which it is a party, or any law, regulation, decree, order or the like.

     4.6 Authorizations. All authorizations, consents, approvals and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by Borrower or any Subsidiary or for the conduct of any business in which it is engaged have been duly issued and are in full force and effect, and it is not in default, nor has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, closing agreement or other decision or instrument of any governmental commission, bureau or other administrative agency or public regulatory body having jurisdiction over such Person, which default would have a Material Adverse Effect on such Person. Except as noted herein, no approval, consent or authorization of, or filing or registration with, any governmental commission, bureau or other regulatory authority or agency is required with respect to the execution, delivery or performance of any Loan Document.

     4.7 Title. Each of Borrower and each Subsidiary have good title to all of the assets shown in its financial statements free and clear of all Liens, except Permitted Liens.

     4.8 Collateral. The security interests granted to Lender herein and pursuant to any other Security Agreement (a) constitute and, as to subsequently acquired property included in the Collateral covered by the Security Agreement, will constitute, security interests under the Code entitled to all of the rights, benefits and priorities provided by the Code and (b) are, and as to such subsequently acquired Collateral will be, fully perfected, superior and prior to the rights of all third persons, now existing or hereafter arising, subject only to Permitted Liens. All of the Collateral is intended for use solely in Borrower's business.

     4.9 Taxes. Borrower and each Subsidiary have filed all federal and state income and other tax returns which are required to be filed, and have paid all taxes as shown on said returns and all taxes, including withholding, FICA and ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due. Except as set forth on Schedule 4.9, neither Borrower nor any Subsidiary is subject to any federal, state or local tax Liens nor has such Person received any notice of deficiency or other official notice to pay any taxes. Borrower and each Subsidiary have paid all sales and excise taxes payable by it.

     4.10 Labor Law Matters. No goods or services have been produced by Borrower or any Subsidiary in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour or other similar laws or regulations, except for such violations as would not have a Material Adverse Effect on Borrower.

     4.11 Accounts. Each Account, instrument, chattel paper and other writing constituting any portion of the Collateral is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditors' rights.

     4.12 Judgment Liens. Neither Borrower nor any Subsidiary, nor any of their assets, are subject to any unpaid judgments (whether or not stayed) or any judgment liens in any jurisdiction.

     4.13 Subsidiaries. Borrower's Subsidiaries are listed on Schedule 4.13.

     4.14 Environmental. Except as disclosed on Schedule 4.14 or remedied to the satisfaction of the appropriate regulatory agency and to the best knowledge of Borrower, and except for ordinary and customary amounts of solvents, cleaners and similar materials used in the ordinary course of Borrower's business and in material compliance with all Environmental Laws, Borrower has not generated, stored or disposed of any Regulated Material on any portion of any property currently owned or operated by Borrower, or transferred any Regulated Material from such property to any other location in violation of any applicable Environmental Laws. Except as disclosed on Schedule 4.14, to the best knowledge of Borrower, Borrower is in material compliance with all applicable Environmental Laws, and Borrower has not been notified of any action, suit, proceeding or investigation which calls into question compliance by

Borrower with any Environmental Laws, or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Regulated Material. To the best knowledge of Borrower, any material non-compliance whether set forth on Schedule
4.14 or otherwise, which has been the subject of an investigation by a regulatory agency has been remedied or is being remedied to the satisfaction of the applicable regulatory agency.

     4.15 ERISA. Except as set forth on Schedule 4.15, no Benefit Plan was in violation in any material respect of any of the provisions of ERISA or any of the qualification requirements of Section 401(a) of the IRC within the immediately preceding five year period, no non-exempt Prohibited Transaction or Reportable Event has occurred with respect to any Benefit Plan, no Benefit Plan has been the subject of a waiver of the minimum funding standard under Section 412 of the IRC, no Benefit Plan has experienced an accumulated funding deficiency under Section 412 of the IRC, no Lien has been imposed upon Borrower or any ERISA Affiliate of Borrower under Section 412(n) of the IRC, no Benefit Plan has been amended in such a way that the security requirements of Section 401(a)(29) of the IRC apply, no notice of intent to terminate a Benefit Plan has been distributed to affected parties or filed with the PBGC under Section 4041 of ERISA, and no Benefit Plan has been terminated under Section 4041(e) of ERISA, the PBGC has not instituted proceedings to terminate, or appoint a trustee to administer, a Benefit Plan and no event has occurred or condition exists which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan, neither Borrower nor any ERISA Affiliate of Borrower would be liable for any amount in the aggregate pursuant to Sections 4062, 4063 or 4064 of ERISA if all Benefit Plans terminated as of the most recent valuation dates of such Benefit Plans which would reasonably result in a Material Adverse Effect; neither Borrower nor any ERISA Affiliate of Borrower maintains any employee welfare benefit plan, as defined in Section 3(1) of ERISA, which provides any benefits to an employee or the employee's dependents with respect to claims incurred after the employee separates from service other than is required by applicable law; and neither Borrower nor any ERISA Affiliate of Borrower has incurred or expects to incur any withdrawal liability to any Multiemployer Plan and after the Closing Date, none of the above-described events shall occur which are reasonably likely to result in Material Adverse Effect;

     4.16 Investment Company Act. Neither Borrower nor any Subsidiary is an "investment company" as defined in the Investment Company Act of 1940, as amended.

     4.17 Compliance with Covenants; No Default. Borrower is, and upon funding of the Loans will be, in compliance with all of the covenants hereof. No Default has occurred, and the execution, delivery and performance of the Loan Documents and the funding of the Loans will not cause a Default.

     4.18 Intellectual Property. Borrower and each of its Subsidiaries own such patents, trademarks, copyrights and other intellectual property to operate their respective businesses and have valid and enforceable licenses or rights to any additional patents, trademarks and registered copyrights necessary for the operation of their respective businesses. Schedule 4.18 is a complete list of all owned and licensed patents, trademarks, copyrights and other intellectual property of

Borrower or any of its Subsidiaries. Except as set forth on Schedule 4.18, no claim of infringement has been asserted against Borrower as to any intellectual property.

     4.19 Full Disclosure. There is no fact (other than facts which are generally available to the public and not particular to Borrower, such as general economic or industry trends) which is known by Borrower that Borrower has not disclosed to Lender which would have a greater than $250,000 negative impact on the Company's results of operations or Collateral, as determined under generally accepted accounting principles, in the then current quarter. Taken as a whole the Loan Documents and any agreement, document, certificate or statement delivered by Borrower to Lender do not contain any untrue statement of a material fact or omit to state any material fact which is known by Borrower and which is necessary to keep the other statements from being misleading.

     4.20 Perfection Certificate. All representations, warranties and statements made by Borrower in the Perfection Certificate executed and delivered by Borrower to Lender in connection with the Loan are true and correct as of the date hereof.

     4.21 Compliance with Law. Borrower, each Guarantor and each Subsidiary thereof is in compliance in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5 Affirmative Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this Agreement, Borrower and each Subsidiary:

     5.1 Use of Loan Proceeds. Shall use the proceeds of the Revolving Credit Loans for working capital to be used in the operation of Borrower's business and for Permitted Acquisitions and the payment of stock buyouts under Section 6.3
(b), and Borrower shall furnish Lender all evidence that it may reasonably require with respect to such use.

     5.2 Maintenance of Business and Properties. Shall at all times maintain, preserve and protect all Collateral and all the remainder of its material property used or useful in the conduct of its business, and keep the same in good repair, working order and condition (ordinary wear and tear accepted), and from time to time make, or cause to be made, all material needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size at all times, and maintain and keep in full force and effect all licenses and permits reasonably necessary to the proper conduct of its business.

     5.3 Insurance. Shall maintain such liability insurance, workers' compensation insurance, business interruption insurance and casualty insurance as may be required by law, customary and usual for prudent businesses in its industry or as may be reasonably required by Lender and shall insure and keep insured all Collateral and other properties in good and responsible insurance companies satisfactory to Lender. Such insurance shall insure all Collateral no matter where located, including collateral held by third parties as processors or vendors to Borrower. All hazard insurance covering Collateral shall be in amounts and shall contain co-insurance and deductible provisions approved by Lender, shall name and directly insure Lender as secured party and loss payee under a long-form loss payee clause acceptable to Lender, or its equivalent, and shall not be terminable except upon 30 days' written notice to Lender.

     5.4 Notice of Default. Shall provide to Lender prompt notice of (a) the occurrence of a Default and what action (if any) Borrower is taking to correct the same, (b) any material litigation or material changes in existing litigation or any judgment against it or its assets, (c) any material damage or loss to property, (d) any notice from taxing authorities as to claimed deficiencies or any tax lien or any notice relating to alleged ERISA violations, (e) any ERISA Event, (f) the cancellation or termination of, or any default under, any material agreement to which Borrower is a party or by which any of its properties are bound, or any acceleration of the maturity of any Debt of Borrower and (g) any loss or threatened loss of material licenses or permits.

     5.5 Inspections. Shall permit inspections of the Collateral and the records of such Person pertaining thereto and verification of the Accounts, at such times and in such manner as may be reasonably required by Lender; provided that prior to an Event of Default such examinations shall take place during normal business hours of Borrower and upon twenty-four (24) hours prior notice and no more often than once each calendar year. Borrower shall further permit such inspections, reviews and field examinations of its other records and its properties (with such reasonable frequency and at such reasonable times as Lender may desire) by Lender as Lender may deem necessary or desirable from time to time; provided, that prior to an Event of Default, Lender shall conduct such examinations no more than once a year. The cost of such field examinations, reviews, verifications and inspections shall be borne by Borrower and, prior to an Event of Default, shall not exceed $750.00 per day plus out of pocket expenses; provided such fees shall be subject to periodic review by Lender.

     5.6 Financial Information. Shall maintain books and records in accordance with GAAP and shall furnish to Lender the following periodic financial information:

          (a) Inventory and Equipment Reports. Borrower has delivered as of the date hereof a report listing for each of the processors and vendors listed on
Schedule 3 to Perfection Certificate (i) the name and address of any third party which is holding, processing or using such Inventory or Equipment and (ii) stating whether such third party has executed a Lien Waiver in favor of Lender (the "Inventory and Equipment Report"), and a spread sheet setting forth in summary the tooling by vendor, whether or not listed on the Perfection Certificate. Borrower shall update the tooling at vendors listed on Schedule 3 to the Perfection Certificate at any time when there is a change which exceeds $200,000 in the aggregate in the tooling at any particular location or any new location when the tooling at a vendor exceeds $50,000 in value. At the request of the Lender, Borrower shall deliver to Lender an update to the Inventory and Equipment Report not more frequently than thirty (30) days after the end of each fiscal quarter, modifying Schedule 3 to the Perfection Certificate, if necessary, so that the vendors listed on Schedule 3 to the Perfection Certificate as holding tooling make up at least 80% of the value of tooling at all vendors and listing any new processors holding inventory of a value of more than $200,000 and the amount of inventory at that processor;

          (b) Interim Statements. Within forty-five days after the end of each fiscal quarter, a copy of Borrower's Form 10-Q submitted to the Securities and Exchange Commission, including a consolidated balance sheet of Borrower at the end of that period and a consolidated income statement and statement of cash flows for that period (and for the portion of the fiscal year ending with such period), together with all supporting schedules, setting forth in comparative form the figures for the same period of the preceding fiscal year, and certified by the chief financial officer of Borrower as true and correct and fairly representing the financial condition of Borrower and its Subsidiaries and that such statements are prepared in accordance with GAAP, except without footnotes and subject to normal year end audit adjustments; provided that each fiscal quarter financial statement delivered to Lender hereunder shall be reviewed but not audited;

          (c) Annual Statements. As soon as available and in any event within 90 days after the end of each fiscal year of Borrower:

               (i) a copy of Borrower's Form 10-K as submitted to the Securities and Exchange Commission, including:

               (ii) consolidated statements of income, retained earnings and cash flows of Borrower for such fiscal year and the related consolidated sheets of Borrower as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year; and

               (iii) an opinion of independent certified public accountants of recognized standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) stating that said financial statements referred to in the preceding clause (i) fairly present the financial condition and results of operations of Borrower as at the end of, and for, such fiscal year in accordance with GAAP.

          (d) No Default Certificates. Together with each report required by Subsection (b) and (c), a certificate of its chief executive officer or chief financial officer in the form appended hereto as Exhibit 4 ("Compliance Certificate") that no Event of Default then exists or if an Event of Default exists, the nature and duration thereof and Borrower's intention with respect thereto, and that Borrower is in compliance with the financial covenants set forth in Section 7.

          (e) Auditor's Management Letters. Promptly upon receipt thereof, copies of each report submitted to Borrower by independent public accountants in connection with any annual, interim or special audit made by them of the books of Borrower including, without limitation, each report submitted to Borrower concerning its accounting practices and systems and any final comment letter submitted by such accountants to management in connection with the annual audit of Borrower;

          (f) Other Filing. Borrower shall deliver to Lender copies of all notices received from or filings made with the Securities and Exchange Commission, any state securities office or any exchange;

          (g) Other Information. Such other information reasonably requested by Lender from time to time concerning the business, properties or financial condition of Borrower and its Subsidiaries; and

          (h) Projections. No later than thirty (30) days after the commencement of each fiscal year, deliver Projections to Lender for Borrower for such fiscal year. All Projections will be prepared in good faith by Borrower based on assumptions and opinions that Borrower arrives at in good faith. Actual results may vary significantly and Borrower shall have no liability by reason of Borrower's failure to meet any projections or estimates. Borrower disclaims any representation or warranty regarding the accuracy of such projections or estimates or the truth or reasonableness of such projections and estimates or the assumptions and opinions which underlie such projections and estimates, except that they will be arrived at in good faith.

     5.7 Maintenance of Existence and Rights. Borrower will preserve and maintain its corporate existence, authorities to transact business, rights and franchises, trade names, patents, trademarks and permits necessary to the conduct of its business.

     5.8 Payment of Taxes, Etc. Shall pay before delinquent all of its debts and taxes, except for debts and taxes being actively contested in good faith and in accordance with law and with proper reserves maintained on its books and records. Borrower shall promptly notify Lender of any such taxes being so contested.

     5.9 Compliance; Hazardous Materials. Except as set forth on Schedule 4.14, shall materially comply with all laws, regulations, ordinances and other legal requirements, specifically including, without limitation, ERISA and all securities laws. Unless approved in writing by Lender, neither Borrower nor any Subsidiary shall engage in the storage, manufacture, disposition, processing, handling, use or transportation of any hazardous or toxic materials, unless in material compliance with applicable laws and regulations.

     5.10 Compliance with Assignment Laws. Shall, if required by Lender, comply with the Federal Assignment of Claims Act and any other applicable law relating to assignment of government contracts.

     5.11 Compliance with Intellectual Property. Borrower shall maintain all of its patents, trademarks and copyrights and shall actively pursue any infringement of any such patent, trademark or copyright unless Borrower reasonably determines, after notice to Lender, that the foregoing is not necessary for the conduct of its business and would not have a Material Adverse Effect. Borrower shall operate its business so as to not knowingly infringe any patent, trademark or copyright.

     5.12 Further Assurances. Shall take such further action and provide to Lender such further assurances as may be reasonably requested to ensure compliance with the intent of this Agreement and the other Loan Documents.

     5.13 Covenants Regarding Collateral. Borrower makes the following covenants with Lender regarding the Collateral:

          (a) Borrower will use the Collateral only in the ordinary course of its business and will not permit the Collateral to be used in violation of any applicable law or policy of insurance;

          (b) Borrower will defend the Collateral against all claims and demands of all Persons, except for Permitted Liens;

          (c) Borrower will, at Lender's request, use reasonable best efforts to obtain and deliver to Lender such waivers as Lender may require waiving the landlord's, mortgagee's or other lienholder's enforcement rights against the Collateral and assuring Lender's access to the Collateral in exercise of its rights hereunder;

          (d) Borrower will promptly deliver to Lender all promissory notes, drafts, trade acceptances, chattel paper, instruments or documents of title which are Collateral, appropriately endorsed to Lender's order; and

          (e) Except for sales of Inventory in the ordinary course of business and the disposition of obsolete Equipment as provided in Section 2.14, Borrower will not sell, assign, lease, transfer, pledge, hypothecate or otherwise dispose of or encumber any Collateral or any interest therein.

     5.14 Environmental Matters; Reporting. Borrower will observe and comply with, and cause each Subsidiary to observe and comply with, all Environmental Laws to the extent non-compliance could result in a material liability or otherwise have a Material Adverse Effect on Borrower or any Subsidiary. Borrower will give Lender prompt written notice of any material violation as to any environmental matter by Borrower and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters
(a) in which an adverse result would have a Material Adverse Effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by Borrower which are material to the operations of Borrower, or (b) which will or threatens to impose a material liability on Borrower to any Person or which will require a material expenditure by Borrower to cure any alleged problem or violation.

6 Negative Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this Agreement, Borrower and each Subsidiary:

     6.1 Debt. Shall not create or permit to exist any Debt, except Permitted Debt.

     6.2 Liens. Shall not create or permit any Liens on any of its property except Permitted Liens.

     6.3 Dividends.

          (a) Shall not pay or acquire any Subordinated Debt unless, after giving effect thereto, there shall be no Default hereunder and such payment or acquisition is specifically permitted by Lender in writing (including, without limitation, by the express terms of the applicable Subordination Agreement). Additionally, Borrower shall not, unless specifically permitted by Lender in writing (i) declare or pay any dividend or other distribution (other than stock dividends) on, purchase, redeem or retire any shares of any class of its stock, or make any payment on account of, or set apart assets for the repurchase, redemption, defeasance or retirement of, any class of its stock, equity or other interest (ii) make any optional payment or prepayment on or redemption (including without limitation by making payments to a sinking fund or analogous fund) or repurchase of any Indebtedness for borrowed money other than indebtedness pursuant to this Agreement; (iii) pay any management or similar fees to any Person; or (iv) make any loan to any Person (except advances to Borrower's employees in the ordinary course of business consistent with past practices provided that all such advances shall not exceed $10,000 outstanding in the aggregate at any time).

          (b) Notwithstanding the foregoing limitations of this Section 6.3, Borrower may complete the stock buyback program as approved by the Board of Directors and commenced in 2005 provided that

               (i) all future payments plus all payments through the date hereof shall not exceed $10,000,000;

               (ii) Borrower shall buy back the stock at a price determined by its officers in compliance with the Board of Directors original resolutions;

               (iii) Borrower shall not buy back any such stock when an Event of Default has occurred and is continuing or which would cause an Event of Default; and

               (iv) Borrower shall provide information as to any such buyback during any fiscal quarter in the financial statements to be provided under Section 5.6(b) hereof;

               (v) All the repurchased common stock of Borrower shall be treated as a reduction in equity in accordance with GAAP; and

               (vi) Borrower may use up to $5,000,000 in Revolving Credit Loans in any one fiscal year to fund the buyback under this Section 6.3(b).

     6.4 ERISA. Borrower shall not (i) (x) maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Benefit Plan, other than those Plans disclosed on Schedule 4.15, (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt "prohibited transaction", as that term is defined in section 406 of ERISA and
Section 4975 of the IRC, (iii) incur, or permit any member of the Controlled Group to incur, any "accumulated funding deficiency", as that term is defined in
Section 302 of ERISA or Section 412 of the IRC, (iv) terminate, or permit any member of the Controlled Group to terminate, any Benefit Plan could result in any material liability of Borrower or any member of the Controlled Group or the imposition of a lien on the property of Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 4.15, (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan;
(vii) fail promptly to notify Lender of the occurrence of any Termination Event,
(viii) fail to comply, in all material respects, or permit a member of the Controlled Group to fail to comply, in all material respects, with the requirements of ERISA or IRC or other applicable laws in respect of any Benefit Plan or (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or IRC or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Benefit Plan except as permitted by applicable laws, in each event (i) through (ix) which would be reasonably likely to result in a Material Adverse Effect;

     6.5 Loans and Other Investments. Shall not make or permit to exist any advances or loans to, or guarantee or become contingently liable, directly or indirectly, in connection with the obligations, leases, stock or dividends of, or own, purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, or any interest in, or make any capital contributions to (all of which are sometimes collectively referred to herein as "Investments") any Person except for (a) purchases of direct obligations of the federal government, (b) deposits in commercial banks, (c) commercial paper of any U.S. corporation having the highest ratings then given by the Moody's Investors Services, Inc. or Standard & Poor's Corporation, (d) existing investments in Subsidiaries, (e) endorsement of negotiable instruments for collection in the ordinary course of business, (f) Permitted Acquisitions, (g) advances to employees for business travel and other expenses incurred in the ordinary course of business which do not at any time exceed $50,000.00 in the aggregate and (h) any mutual fund or other pooled investment vehicle rated at least Aa by Moody's Investor Services, Inc. or AAA by Standard & Poors Corporation.

     6.6 Change in Business. Shall not enter into any business which is substantially different from the business in which it is presently engaged.

     6.7 Accounts. Shall not sell, assign or discount any of its Accounts, chattel paper or any promissory notes, instrument or payment intangible held by it other than the discount of such notes in the ordinary course of business for collection.

     6.8 Transactions with Affiliates. Shall not directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, pay any management fees to or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate (other than a Subsidiary); provided, however, that any acts or transactions prohibited by this Section may be performed or engaged in if upon terms not less favorable to Borrower or such Subsidiary than if no such relationship existed or involved a Permitted Acquisition.

     6.9 No Change in Name, Offices; Removal of Collateral. Shall not, unless it shall have given 60 days' advance written notice thereof to Lender, (a) change its name or the location of its chief executive office or other office where books or records are kept, (b) change its state of organization or (c) permit any Inventory or other tangible Collateral in excess of ten percent (10%) of the aggregate value of the total Inventory of Borrower to be located at any location other than the facilities as specified in the Perfection Certificate.

     6.10 No Sale, Leaseback. Shall not enter into any sale-and-leaseback or similar transaction.

     6.11 Margin Stock. Shall not use any proceeds of the Loan to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock.

     6.12 Tangible Collateral. Shall not, except as otherwise provided herein, allow any Inventory or other tangible Collateral to be commingled with, or become an accession to or part of, any property of any other Person so long as such property is Collateral; nor allow any tangible Collateral to become a fixture unless Lender shall have given its prior written authorization, except as disclosed in the Certificate by Officers.

     6.13 Subsidiaries. Shall not acquire, form or dispose of any Subsidiaries or permit any Subsidiary to issue capital stock except to its parent, except with the prior written consent of Lender or as part of a Permitted Acquisition. Any new Subsidiary shall become a party to this Agreement and unless Lender otherwise agrees, shall grant to Lender a Lien on all of its Collateral and agree to be bound by the provisions of this Agreement. Borrower shall not transfer, sell or assign any of its assets to any Subsidiary provided, that, during each fiscal year, Borrower may sell inventory consisting of finished goods or spare parts to TransAct UK having an aggregate fair market value of no more than $500,000 and reducing on and after December 31, 2007 to $250,000. No Subsidiary of Borrower (other than TransAct UK) currently or shall in the future
(x) engage in any business of a material nature, (y) own assets having an aggregate value in excess of $2,750,000 and reducing on and after December 31, 2007 to $500,000 or (z) have liabilities in excess of $1,000,000 and reducing on and after December 31, 2007 to $500,000 in the aggregate other than to Lender and Lenders pursuant to a Guaranty. In addition, TransAct UK shall not currently or shall not in the future (i) own assets having an aggregate value in excess of $2,750,000 and reducing as of December 31, 2007 to $500,000 or (ii) have indebtedness for borrowed money or any liability other than (A) in the ordinary course of business and (B) to Lender and Lenders pursuant to a Guaranty.

     6.14 Change of Name. Shall give Lender thirty (30) days prior written notice of any new trade or fictitious name. Borrower's use of any trade or fictitious name shall be in compliance with all laws regarding the use of such names.

     6.15 Liquidation, Mergers, Consolidations and Dispositions of Substantial Assets. Borrower shall not dissolve or liquidate, or become a party to any merger or consolidation other than a Permitted Acquisition, or acquire by purchase, lease or otherwise, all or a substantial part (more than 10% in the aggregate during the term hereof) of the assets of any Person other than a Permitted Acquisition, or sell, transfer, lease or otherwise dispose of all or a substantial part (more than 10% in the aggregate during the term hereof) of its property or assets, except for the sale of Inventory in the ordinary course of business and the merger of a Subsidiary with and into Borrower and which Borrower is the surviving party, or sell or dispose of any equity ownership interests in any Subsidiary.

     6.16 Change of fiscal year or Accounting Methods. Shall not change its fiscal year or its significant accounting methods without the prior written consent of Lender.

7 Financial Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this Agreement, Borrower and each Subsidiary, on a consolidated basis, shall comply with the following additional covenants:

     7.1 Operating Cash Flow to Total Debt Service Ratio. Borrower shall, maintain a ratio of Operating Cash Flow for the preceding four fiscal quarters to Total Debt Service at the end of each fiscal quarter of not less than 1.25 to 1.00.

     7.2 Funded Debt to EBITDA. The ratio of Funded Debt to Twelve Month EBITDA shall not exceed at the end of each fiscal quarter a ratio 3.25 to 1.00.

8 Default.

     8.1 Events of Default. Each of the following shall constitute an Event of
Default:

          (a) There shall occur any default by Borrower in the payment, when due, of any principal of or interest on the Revolving Credit Note or any amounts due hereunder or under any other Loan Document; or

          (b) There has occurred and is continuing default under Sections 5.1, 5.5, 5.6, 5.11, 5.13, Section 6 and Section 7 of this Agreement; or

          (c) Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses
(a) or (b) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from Lender (given at the request of any Lender) to Borrower provided, however, that if such failure cannot be remedied during such 30 day period despite all reasonable efforts of Borrower, then such 30 day period shall be extended by an additional 30 day period if such delay could not reasonably be expected to have a Material Adverse Effect; provided, further, that such additional 30 day period shall immediately end if (i) it is no longer possible for such failure to be cured by the end of such period, or (ii) Borrower ceases to proceed diligently and in good faith to cure such failure;

          (d) Any representation or warranty made by Borrower or any other party to any Loan Document (other than Lender) herein or therein or in any certificate or report furnished in connection herewith or therewith shall prove to have been untrue or incorrect in any material respect when made; or

          (e) Any other obligation now or hereafter owed by Borrower or any Subsidiary to Lender shall be in default and not cured within the grace period, if any, provided therein, or any such Person shall be in default under any Debt in excess of $100,000 owed to any other obligee, which default entitles the obligee to accelerate any such Debt or exercise other remedies with respect thereto; or

          (f) Borrower or any Subsidiary shall (A) voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of all or of a substantial part of its assets, other than (i) as permitted under Section 6.15 or (ii) the liquidation of a Subsidiary and distribution of its net assets to Borrower, (B) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (C) make a general assignment for the benefit of its creditors, (D) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), (E) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts,
(F) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under Bankruptcy Code, or (G) take any corporate action for the purpose of effecting any of the foregoing; or

          (g) An involuntary petition or complaint shall be filed against Borrower or any Subsidiary or any Guarantor seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of Borrower or any Subsidiary or any Guarantor, of all or substantially all of its assets, and such petition or complaint shall not have been dismissed within ninety (90) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions;

          (h) There shall occur any physical loss, theft, damage or destruction of any of the Collateral, which loss exceeds $250,000 after the application of insurance proceeds; or

          (i) A judgment in excess of $250,000 shall be rendered against Borrower or any Subsidiary and shall remain undischarged, undismissed and unstayed for more than ten days (except judgments validly covered by insurance with a deductible of not more than $250,000 except for director and officer liability insurance with no more than a $100,000 deductible and employment practices coverage under the director and officers liability insurance with no more than a $50,000 deductible) or there shall occur any levy upon, or attachment, garnishment or other seizure of, any material portion of the Collateral or other assets of Borrower, any Subsidiary by reason of the issuance of any tax levy, judicial attachment or garnishment or levy of execution; or

          (j) The making of any levy, seizure or attachment upon Collateral having a value in excess of $100,000 which is not dismissed or released within 10 days of such levy, seizure or attachment; or

          (k) cancellation of the GTECH Contract; or

          (l) A Change of Control; or

          (m) the operations of any of Borrower's manufacturing facilities are interrupted at any time for more than ten (10) consecutive Business Days, unless Borrower shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption and (ii) commence receiving such proceeds in the amount described in clause (i) preceding not later than thirty (30) days following the initial date of any such interruption.

     8.2 Remedies. If any Event of Default shall occur and be continuing, Lender may, without notice to Borrower, at its option, (i) withhold further Revolving Credit Loans to Borrower or (ii) take any or all of the following actions:

          (a) Lender may declare any or all Indebtedness to be immediately due and payable (if not earlier demanded), terminate its obligation to make Revolving Credit Loans to Borrower, bring suit against Borrower to collect the Indebtedness, exercise any remedy available to Lender hereunder or at law and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable law. No remedy shall be exclusive of other remedies or impair the right of Lender to exercise any other remedies.

          (b) Without waiving any of its other rights hereunder or under any other Loan Document, Lender shall have all rights and remedies of a secured party under the Code (and the Uniform Commercial Code of any other applicable jurisdiction) and such other rights and remedies as may be available hereunder, under other applicable law or pursuant to contract. If requested by Lender, Borrower will promptly assemble the Collateral and make it available to Lender at a place to be designated by Lender. Borrower agrees that any notice by Lender of the sale or disposition of the Collateral or any other intended action hereunder, whether required by the Code or otherwise, shall constitute reasonable notice to Borrower if the notice is mailed to Borrower by regular or certified mail, postage prepaid, at least five days before the action to be taken. Borrower shall be liable for any deficiencies in the event the proceeds of the disposition of the Collateral do not satisfy the Indebtedness in full.

          (c) Lender may demand, collect and sue for all amounts owed pursuant to Accounts, general intangibles, chattel paper or for proceeds of any Collateral (either in Borrower's name or Lender's name at the latter's option), with the right to enforce, compromise, settle or discharge any such amounts.

9 Security Agreement.

     9.1 Security Interest.

          (a) As security for the payment and performance of any and all of the Indebtedness and the performance of all other obligations and covenants of Borrower hereunder and under the other Loan Documents, certain or contingent, now existing or hereafter arising, which are now, or may at any time or times hereafter be owing by Borrower to Lender, Borrower hereby pledges to Lender and gives Lender a continuing security interest in and general Lien upon and right of set off against, all right, title and interest of Borrower in and to the Collateral, whether now owned or hereafter acquired by Borrower.

          (b) Except as herein or by applicable law otherwise expressly provided, Lender shall not be obligated to exercise any degree of care in connection with any Collateral in its possession, to take any steps necessary to preserve any rights in any of the Collateral or to preserve any rights therein against prior parties, and Borrower agrees to take such steps. In any case Lender shall be deemed to have exercised reasonable care if it shall have taken such steps for the care and preservation of the Collateral or rights therein as Borrower may have reasonably requested Lender to take and Lender's omission to take any action not requested by Borrower shall not be deemed a failure to exercise reasonable care. No segregation or specific allocation by Lender of specified items of Collateral against any liability of Borrower shall waive or affect any security interest in or Lien against other items of Collateral or any of Lender's options, powers or rights under this Agreement or otherwise arising.

     9.2 Power of Attorney. Borrower authorizes Lender at Borrower's expense to file any financing statements relating to the Collateral (without Borrower's signature thereon) which Lender deems appropriate and Borrower irrevocably appoints Lender as its attorney in fact to execute any such financing statements in Borrower's name and to perform all other acts which Lender deems appropriate to perfect and to continue perfection of the security interest of Lender. Borrower hereby appoints Lender as Borrower's attorney in fact to endorse, present and collect on behalf of Borrower and in Borrower's name any draft, checks or other documents necessary or desirable to collect any amounts, which Borrower may be owed. To the extent permitted by applicable law or by the terms of any such licenses or franchise agreements, Lender is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral, and Borrower's rights under all licenses and all franchise agreements shall inure to Lender's benefit. The proceeds realized from the sale or other disposition of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the reasonable costs, expenses and attorneys' fees and expenses incurred by Lender for collection and for acquisition, completion, protection, removal, storage, sale and delivering of the Collateral; secondly, to interest due upon any of the Indebtedness; and thirdly, to the principal amount of the Indebtedness. If any deficiency shall arise, Borrower shall remain liable to Lender therefore.

     9.3 Entry. Borrower hereby irrevocably consents to any act by Lender or its agents in entering upon any premises for the purposes of either (i) inspecting the Collateral or (ii) taking possession of the Collateral and Borrower hereby waives its right to assert against Lender or its agents any claim based upon trespass or any similar cause of action for entering upon any premises where the Collateral may be located.

     9.4 Other Rights. Borrower authorizes Lender without affecting Borrower's obligations hereunder or under any other Loan Document from time to time (i) to take from any party and hold additional Collateral or guaranties for the payment of the Indebtedness or any other supporting obligations or any part thereof, and to exchange, enforce or release such collateral or guaranty of payment of the Indebtedness or any other supporting obligation or any part thereof and to release or substitute any endorser or guarantor or any party who has given any security interest in any collateral as security for the payment of the Indebtedness or any part thereof or any party in any way obligated to pay the Indebtedness or any part thereof; and (ii) upon the occurrence and during the continuance of any Event of Default to direct the manner of the disposition of the Collateral and the enforcement of any endorsements, guaranties, letters of credit or other security relating to the Indebtedness or any part thereof as Lender in its sole discretion may determine.

     9.5 Accounts. After the occurrence and during the continuance of an Event of Default, Lender may notify any Account Debtor of Lender's security interest and may direct such Account Debtor to make payment directly to Lender for application against the Indebtedness. Any such payments received by or on behalf of Borrower at any time, whether before or after default, shall be the property of Lender, shall be held in trust for Lender and not commingled with any other assets of any Person (except to the extent they may be commingled with other assets of Borrower in an account with Lender) and shall be immediately delivered to Lender in the form received. Lender shall have the right to apply any proceeds of Collateral to such of the Indebtedness as it may determine.

     9.6 Waiver of Marshaling. Borrower hereby waives any right it may have to require marshaling of its assets.

10 Miscellaneous.

     10.1 No Waiver, Remedies Cumulative. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by law, any Loan Document or otherwise.

     10.2 Survival of Representations. All representations and warranties made herein shall survive the making of the Loan hereunder and the delivery of the Revolving Credit Note, and shall continue in full force and effect so long as any Indebtedness is outstanding, there exists any commitment by Lender to Borrower, and until this Agreement is formally terminated in writing.

     10.3 Costs and Expenses. Borrower shall pay (i) all reasonable out of pocket expenses incurred by Lender (including the reasonable fees, charges and disbursements of counsel for Lender, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and
(iii) all out of pocket expenses incurred by Lender (including the fees, charges and disbursements of any counsel for Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.3, or (B) in connection with the Revolving Credit Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Credit Loans or Letters of Credit.

     10.4 Indemnification by Borrower. Borrower shall indemnify Lender and its Affiliate, and each officer, director, agent or attorney of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Revolving Credit Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of hazardous or toxic materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any liability under any Environmental Law related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

     10.5 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

     10.6 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

     Lender:   TD Banknorth, N.A
               Asset Based Lending Group
               1441 Main Street
               Springfield, MA 01103
               Attn: James Hickson
               Fax: (413) 748-8037
               Email: jhickson@banknorth.com

     Borrower: TransAct Technologies Incorporated
               7 Laser Lane
               Wallingford, Connecticut 06492
               Attn: Steven A. DeMartino, Executive Vice President and Chief Financial Officer
               Fax: (203) 949-9048
               Email: sdemartino@transact-tech.com

               Copy to: David A. McKay, Esq.
               Ropes & Gray
               One International Place
               Boston, MA 02110-2624
               Fax: 617-235-0074
               Email: david.mckay@ropesgray.com

          (a) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

          (b) Notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and

          (c) Notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b) of notification that such notice or communication is available and identifying the website address therefor.

          (d) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

     10.7 Set Off. If an Event of Default shall have occurred and be continuing, Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations at any time owing by Lender or any Affiliate to or for the credit or the account of Borrower against any and all of the Indebtedness of Borrower now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not Lender shall have made any demand under this Agreement or any other Loan Document and although such Indebtedness may be contingent or unmatured. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have. Lender agrees to notify Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

     10.8 Governing Law. This Agreement and the Loan Documents shall be deemed contracts made under the laws of The Commonwealth of Massachusetts and shall be governed by and construed in accordance with the laws of said commonwealth (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction) except insofar as the laws of another jurisdiction may, by reason of mandatory provisions of law, govern the perfection, priority and enforcement of security interests in the Collateral.

     10.9 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Lender, and their respective successors and assigns; provided that

Borrower may not assign any of its rights hereunder without the prior written consent of Lender, and any such assignment made without such consent will be void.

     10.10 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

     10.11 No Usury. Regardless of any other provision of this Agreement, the Amended and Restated Note or in any other Loan Document, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of the Amended and Restated Note and not to the payment of interest, and (ii) if the loan evidenced by the Amended and Restated Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of the Amended and Restated Note or the refunding of excess to be a complete settlement and acquittance thereof.

     10.12 Powers. All powers of attorney granted to Lender are coupled with an interest and are irrevocable.

     10.13 Approvals. If this Agreement calls for the approval or consent of Lender, such approval or consent may be given or withheld in the discretion of Lender unless otherwise specified herein.

     10.14 No Punitive Damages. Each party agrees that it shall not have a remedy of punitive or exemplary damages against the other in any dispute and hereby waives any right or claim to punitive or exemplary damages it may have now or which may arise in the future in connection with any dispute.

     10.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

     10.16 Participations. Lender shall have the right to enter into one or more participation with other lenders with respect to the Indebtedness. Upon prior notice to Borrower of such participation, Borrower shall thereafter furnish to such participant any information furnished by Borrower to Lender pursuant to the terms of the Loan Documents. Nothing in this Agreement or any other Loan Document shall prohibit Lender from pledging or assigning this Agreement and Lender's rights under any of the other Loan Documents, including collateral therefore, to any Federal Reserve Lender in accordance with applicable law.

     10.17 Dealings with Multiple Borrower. If more than one Person is named as Borrower hereunder, all Indebtedness, representations, warranties, covenants and indemnities set forth in the Loan Documents to which such Person is a party shall be joint and several. Lender shall have the right to deal with any individual of any Borrower with regard to all matters concerning the rights and obligations of Lender hereunder and pursuant to applicable law with regard to the transactions contemplated under the Loan Documents. All actions or inactions of the officers, managers, members and/or agents of any Borrower with regard to the transactions contemplated under the Loan Documents shall be deemed with full authority and binding upon all Borrower hereunder. Each Borrower hereby appoints each other Borrower as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such Person hereunder and under applicable law with regard to the transactions contemplated under the Loan Documents. The foregoing is a material inducement to the agreement of Lender to enter into the terms hereof and to consummate the transactions contemplated hereby.

     10.18 Waiver of Certain Defenses. All rights of Lender and all obligations of Borrower hereunder shall be absolute and unconditional irrespective of (i) any change in the time, manner or place of payment of, or any other term of, all or any of the Indebtedness, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents, (ii) any exchange, release or non-perfection of any other collateral given as security for the Indebtedness, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Indebtedness, or (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower or any third party, other than payment and performance in full of the Indebtedness.

                            [SIGNATURES ON NEXT PAGE]

SIGNATURE PAGE FOR AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                        TD BANKNORTH, N.A.


                                        By: /s/ James Hickson
                                            ------------------------------------
                                            James Hickson
                                        Its Vice President


                                        TRANSACT TECHNOLOGIES INCORPORATED


                                        By: /s/ Steven A. DeMartino
                                            ------------------------------------
                                            Steven A. DeMartino
                                        Its Executive Vice President and
                                            Chief Financial Officer


                                       -1-